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                                             LENDING ADDENDUM TO
                                             CUSTODY AGREEMENT
                                             DRAFT 2/12/96



                      ADDENDUM DATED AS OF FEBRUARY__, 1996
             BETWEEN MORGAN STANLEY TRUST COMPANY (THE "CUSTODIAN")
                     AND FOREIGN FUNDS, INC. (THE "CLIENT")


     WHEREAS, the Custodian and the Client have entered into a Custody Agreement dated as of February __, 1996 (the "Agreement") for the safekeeping of securities and cash received by the Custodian for the account of the Client's Index Series;

     WHEREAS, the Client wishes to appoint the Custodian to act as the Client's agent for the purpose of lending Securities held for the Account of the Client's Index Series;

     WHEREAS, the Client and the Custodian have agreed to enter into this Amendment in order to authorize the Custodian to take certain additional actions on behalf of the Client;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Terms defined in the Agreement are used herein with their defined meanings.

     2. The Custodian agrees to act as agent for the Client with respect to the lending of securities by the Client to the security brokers and other borrowers listed in Attachment A, as such Attachment A may be amended from time to time by the agreement of the Custodian and the Client, pursuant to a securities loan agreement (a "Securities Loan Agreement") in a form substantially similar to Exhibit A hereto. The Custodian will notify all borrowers that the Client is prepared to lend Securities and that the Custodian is acting as agent for the Client. The Client, on behalf of its Index Series, will identify all Securities which are available for lending.

          The procedures the Custodian and the Client will use in performing activities in connection with this Amendment are set forth in a procedures manual provided to the Client by the Custodian as such manual may be amended from time to time by the Custodian by written notice to the Client.

     3. All Collateral (as defined in the Securities Loan Agreement) pledged by any borrower pursuant to a Securities Loan Agreement shall be invested and reinvested in accordance with the terms and conditions set forth in Exhibit B hereto. Unless otherwise agreed between the Custodian and the Client, Collateral shall consist only of cash.

     4. All decisions with respect to the investment and reinvestment of Collateral will be made by the Client and the Custodian shall not be liable for any such decision.
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     5.   The net earnings from securities lending activities (consisting of interest earned on the investment and reinvestment of cash Collateral plus any fees otherwise paid by borrowers, minus rebates paid to borrowers) will be divided in half between the Client and the Custodian. In cases where Collateral other than cash is pledged, a fee shall be payable as may be mutually agreed upon by the parties.

     6. The Client, on behalf of its Index Series, represents that (i) the Custodian is duly authorized to execute and deliver the Securities Loan Agreement on the Client's behalf, (ii) the Client has the power to so authorize the Custodian, to enter into the loans contemplated by the Securities Loan Agreement and to perform the obligations of Lender under such loans, and (iii) the Client has taken all requisite action (corporate or otherwise) to authorize such execution and delivery by the Custodian and such performance by it.

     7. The Custodian represents that the execution, delivery and performance of the Securities Loan Agreement and this Addendum are within the Custodian's power and authority and have been duly authorized by all requisite action (corporate or otherwise) of the Custodian.

     8. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the State of New York. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY TRUST COMPANY



By:  ___________________________
     Name:
     Title:


FOREIGN FUND, INC.



By:  ___________________________
     Name:
     Title: